Exhibit 99.3

VIEWRAY INCORPORATED AND MIRAX CORP.

TABLE OF CONTENTS

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Unaudited pro forma combined financial information	2

VIEWRAY INCORPORATED AND MIRAX CORP.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 23, 2015, ViewRay Technologies, Inc. (f/k/a ViewRay Incorporated), or the Company, and ViewRay, Inc. (f/k/a Mirax Corp.), or Mirax, consummated an Agreement and Plan of Merger and Reorganization, or Merger Agreement. Pursuant to the Merger Agreement, the stockholders of ViewRay contributed all of their equity interests in the Company to Mirax for shares of Mirax common stock, which resulted in the Company becoming a wholly-owned subsidiary of Mirax (the Merger).

Effective as of July 23, 2015, Mirax amended and restated its Certificate of Incorporation to increase its authorized common stock to 300,000,000 shares and 10,000,000 shares of “blank check” preferred stock, par value of $0.01 per share.

Upon closing of the Merger, under the terms of the Split-Off Agreement, dated July 23, 2015 among the Company, Mirax and Vesuvius Acquisition Sub, Inc., the acquisition subsidiary of Mirax (the Split-Off Agreement), and a general release agreement dated July 23, 2015 (the General Release Agreement), Mirax transferred all of its pre-Merger operating assets and liabilities to wholly-owned special-purpose subsidiary incorporated in Nevada, Mirax Enterprise Corp. (the Split-Off Subsidiary). Thereafter, Mirax transferred all of the outstanding shares of capital stock of the Split-Off Subsidiary to certain pre-Merger insiders of Mirax in exchange for the surrender and cancellation of shares of Mirax common stock held by such persons.

At the closing of the merger, the surviving corporation conducted a private placement offering of its securities for $26.7 million through the sale of 5,340,705 shares of the common stock of the surviving corporation, at an offering price of $5.00 per share. Existing ViewRay investors purchased $17.0 million of shares in the private placement offering. Certain shareholders of Mirax retained, after giving effect to the Split-Off, 1,000,000 shares of the common stock of the surviving corporation upon the private placement offering. The former stockholders of the Company collectively own approximately 92.2% of the outstanding shares of the surviving corporation’s common stock.

Immediately following the closing of the Merger, the surviving corporation’s outstanding shares of common stock (on a fully diluted basis) are owned as follows:

•	Former holders of the Company’s capital stock hold an aggregate of 31,315,579 shares of the surviving corporation’s common stock, or approximately 66.4% on a fully diluted basis;

•	The Private Placement Offering, or the PPO, resulted in an aggregate of 5,340,705 shares of the surviving corporation’s common stock, consisting of 3,400,003 shares held by existing Company shareholders and 1,940,702 shares issued to new shareholders, or together approximately 11.3% on a fully diluted basis;

•	155,256 shares of common stock issued as warrants to insiders as payment for services provided, or approximately 0.3% on a fully diluted basis;

•	Holders of Mirax common stock prior to the closing of the Merger hold an aggregate of 1,000,000 shares of the surviving corporation’s common stock, or approximately 2.1% on a fully diluted basis; and

•	9,225,397 shares of common stock are reserved for issuance under the 2008 Stock Incentive Plan, or the 2008 Plan, and the 2015 Equity Incentive Plan of ViewRay, or the 2015 Plan, collectively representing approximately 19.6% on a fully diluted basis. Upon closing, 1,507,147 options to purchase shares of the surviving corporation’s common stock are granted to employees under the 2015 Plan. In addition, the Board of Directors of the surviving corporation will adopt a 285,621-share Employee Stock Purchase Plan (ESPP).

The Merger is being accounted for as a reverse-merger and recapitalization. The Company is the acquirer for financial reporting purposes, and Mirax is the acquired company under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combination. Consequently, the assets, liabilities and operations that will be reflected in the historical financial statements prior to the Merger will be those of the Company and will be recorded at the historical cost basis of the Company, and the consolidated financial statements after completion of the Merger will include the assets, liabilities and results of operations of the Company up to the day prior to the closing of the Merger and the assets, liabilities and results of operations of the combined company from and after the closing date of the Merger. The unaudited pro forma combined financial information is based on individual historical financial statements of the Company and Mirax prepared under U.S. GAAP and is adjusted to give effect to the Merger Agreement.

The historical financial statements have been adjusted in the pro forma combined financial statements to give effects to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined entities. The unaudited pro forma combined statements of operations eliminate any non-recurring charges directly related to the Merger that the combined entities incur upon completion of the Merger.

Due to different fiscal periods for the Company and Mirax, the March 31, 2015 unaudited pro forma combined balance sheet is based upon the historical balance sheet data of the Company as of March 31, 2015, and the historical balance sheet data of Mirax as of February 28, 2015, giving effect to events that are directly attributable to the Merger, as if the Merger were consummated as of March 31, 2015. The unaudited pro forma combined statements of operations combine the Company’s historical statements of operations for the year ended December 31, 2014 and the three months ended March 31, 2015 with Mirax historical statements of operations for the year ended November 30, 2014 as well as the three months ended February 28, 2015, giving effect to the events that are directly attributable to the Merger, as if the Merger were consummated at the beginning of the year ended December 31, 2014, and that are expected to have a continuing impact on the combined company. The difference in fiscal periods between the Company and Mirax does not result to material misstatement in the combined pro-forma financial statements.

The unaudited pro forma combined financial information does not purport to represent what the combined company’s results of operations or financial position would actually have been had the Merger occurred on the dates described above or to project the combined company’s results of operations or financial position for any future date or period.

The unaudited pro forma combined financial information should be read together with (1) ViewRay Incorporated audited balance sheets as of December 31, 2014 and 2013 and the related statements of operations, statements of changes in stockholders’ equity (deficit) and statements of cash flows for the years ended December 31, 2014 and 2013 and the accompanying notes, and (2) Mirax Corp. unaudited balance sheet as of March 31, 2015 and the related statements of operations and statements of cash flows for the three months ended March 31, 2015 and 2014 and the accompanying notes.

	ViewRay Incorporated and Mirax Corp. Unaudited Pro Forma Combined Balance Sheet As of March 31, 2015
	ViewRay Incorporated (unaudited)	Mirax Corp. (unaudited)	Pre-Merger Pro Forma Adjustments (unaudited)	Merger Pro Forma Adjustments (unaudited)		Combined Pro Forma (unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,173	$4	$—	$26,704	B	$41,881
				(1,836	) C	(1,836)
				(4	) D	(4)
Inventory	7,325	2	—	(2	) D	7,325
Deposits on purchased inventory	3,484	—	—	—		3,484
Deferred cost of revenue	8,331	—	—	—		8,331
Prepaid expenses and other current assets	1,134	—	—	—		1,134

Total current assets	35,447	6	—	24,862		60,315
Property and equipment, net	3,140	—	—	—		3,140
Restricted cash	1,053	—	—	—		1,053
Intangible assets, net	222	—	—	—		222
Deferred offering costs	2,907	—	—	—		2,907
Other assets	31	—	—	—		31

TOTAL ASSETS	$42,800	$6	$—	$24,862		$67,668

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$240	$—	$—	$—		$240
Accounts payable	4,135	—	—	—		4,135
Accrued liabilities	4,353	—	—	—		4,353
Customer deposits	8,140	—	—	—		8,140
Deferred revenue, current portion	10,011	—	—	—		10,011
Loan from director	—	7	—	(7	) D	—
Long-term debt, current portion	5,627	—	—	—		5,627

Total current liabilities	32,506	7	—		(7	) D	32,506
Long-term debt, net of current portion	7,748	—	—		—		7,748
Convertible preferred stock warrant liability	72	—	—		(72	) E	—
Other long-term liabilities	631	—	—		—		631

TOTAL LIABILITIES	40,957	7	—		(79)		40,885

Convertible preferred stock, par value $0.01 per share; 80,710,997 shares authorized; 10,212,447 shares issued and outstanding at March 31, 2015	160,839	—	—		(160,839	) F	—

Stockholders’ deficit:
Common stock, par value of $0.01 per share; 90,000,000 shares authorized; 308,443 shares issued and outstanding at March 31, 2015	3	—	—		(3	) F	—
Common stock, par value of $0.001 per share; 75,000,000 shares authorized; 4,343,339 shares issued and outstanding at March 31, 2015	—	4	1	A	(5	) D
			—		377	G	377
Additional paid-in capital	1,502	24	(1	) A	(23	) D
					72	E	—
					185,333	G	186,907
Accumulated deficit	(160,501)	(29)	—		29	D	(160,501)

TOTAL STOCKHOLDERS’ DEFICIT	(158,996)	(1)	—		185,780		26,783

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$42,800	$6	$—		$24,862		$67,668

		ViewRay Incorporated and Mirax Corp. Unaudited Pro Forma Combined Statements of Operations Year Ended December 31, 2014
	ViewRay Incorporated	Mirax Corp.	Merger Pro Forma Adjustments			Combined Pro Forma
Revenue:
Product	$5,988	$—	$			$5,988
Service	411	—				411

Total revenue	6,399	—				6,399
Cost of revenue:
Product	8,176	—				8,176
Service	975	—				975

Total cost of revenue	9,151	—				9,151

Gross margin	(2,752)	—				(2,752)
Operating expenses:
Research and development	9,404	—				9,404
Selling and marketing	4,681	—				4,681
General and administrative	14,742	24				14,766

Total operating expenses	28,827	24				28,851

Loss from operations	(31,579)	(24)				(31,603)
Interest income	1	—				1
Interest expense	(2,243)	—				(2,243)
Other income (expense), net	21	—		(20	)E	1

Loss before provision for income taxes	(33,800)	(24)		(20)		(33,844)
Provision for income taxes	—	—				—

Net loss	$(33,800)	$(24)		$(20)		$(33,844)
Deemed capital contribution on repurchase of Series A convertible preferred stock	9					9
Net loss attributable to common stock holders	(33,791)	(24)		(20)		(33,835)

Net loss per share attributable to common stockholders, basic and diluted	$(112.66)	$(0.01)				$(1.30)

Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	299,938	3,778,906				25,970,712

	ViewRay Incorporated and Mirax Corp. Unaudited Pro Forma Combined Statements of Operations Three Months Ended March 31, 2015
	ViewRay Incorporated (unaudited)	Mirax Corp. (unaudited)	Merger Pro Forma Adjustments (unaudited)		Combined Pro Forma (unaudited)
Revenue:
Product	$99	$—	$—		$99
Service	181	—	—		181

Total revenue	280	—	—		280
Cost of revenue:
Product	154	—	—		154
Service	623	—	—		623

Total cost of revenue	777	—	—		777

Gross margin	(497)	—	—		(497)
Operating expenses:
Research and development	2,248	—	—		2,248
Selling and marketing	964	—	—		964
General and administrative	4,323	4	—		4,327

Total operating expenses	7,535	4	—		7,539

Loss from operations	(8,032)	(4)	—		(8,036)
Interest income	1	—	—		1
Interest expense	(484)	—	—		(484)
Other income (expense), net	60	—	(66	)E	(6)

Loss before provision for income taxes	(8,455)	(4)	(66)		(8,525)
Provision for income taxes	—	—	—		—

Net loss	$(8,455)	$(4)	$(66)		$(8,525)

Net loss per share attributable to common stockholders, basic and diluted	$(27.58)	$(0.00)			$(0.28)

Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	306,597	4,343,339			29,919,123

Pre-Merger Pro Forma Adjustments

A – The adjustment reflects conversion of Mirax common stock at a conversion ratio of 1.185763-for-one prior to the consummation of the Merger, which resulted in 5,150,171 shares of common stock immediately after the conversion.

Merger Pro Forma Adjustments

B – In July 2015, the Company completed a Private Placement Offering (PPO) and issued 5,340,705 shares of common stock, with a par value of $0.01 per share, at an offering price of $5.00 per share for aggregate cash proceeds of $26.7 million.

C – The adjustment reflects the Company’s estimated payment of additional professional fees of $1.8 million directly attributable to the Merger, consisting of cash commission of 8% of funds raised in the PPO and professional fees and other related costs. The warrants to purchase the surviving corporation’s common stock equal to 8% of the number of shares sold to investors in the PPO are not yet included in the balance sheet as of March 31, 2015.

D – The adjustment reflects the split-off of Mirax assets and liabilities, and the surrender and cancelation of Mirax pre-Merger outstanding capital stocks upon consummation of the Merger.

E – The adjustment reflects the conversion of 43,103 shares of the Company’s Series C preferred stock warrants into 128,231 shares of warrants to purchase common stock upon the Merger, and the elimination of the change in fair value of convertible preferred stock warrant liability.

F – The adjustment reflects the cancelation of the Company’s outstanding capital stocks upon consummation of the Merger.

G – The adjustment reflects the 37,656,284 shares of common stock outstanding of the surviving corporation upon consummation of the Merger, including:

•	31,315,579 shares of common stock obtained by the Company’s former capital shareholders in exchange for their outstanding shares of ViewRay’s capital stocks;

•	5,340,705 shares of common stock issued in the private placement offering, out of which 3,400,003 shares were purchased by the Company’s former capital shareholders, and 1,940,702 shares were offered to new investors;

•	1,000,000 shares retained by certain shareholders of Mirax after giving effect to the Split-off.